DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered into as of the 13th day of August, 2014, by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware statutory trust (the “Trust”), on behalf of the series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”), and GFA SECURITIES, LLC, a New York limited liability company (the “Distributor”).  GERSTEIN, FISHER & ASSOCIATES, INC., the investment advisor to the Funds (the “Advisor”), is a party hereto with respect to Section 5 only.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, the Trust desires to retain the Distributor as principal underwriter in connection with the offer and sale of the Shares of each of the Funds; and

WHEREAS, this Agreement has been approved by a vote of the Trust’s board of trustees (the “Board of Trustees”), including its disinterested trustees voting separately, in conformity with Section 15(c) of the 1940 Act;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of GFA SECURITIES, LLC as Distributor

The Trust, on behalf of the Funds, hereby appoints the Distributor as its agent for the sale and distribution of Shares of the Funds in jurisdictions wherein the Shares may be legally offered for sale, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of the Distributor shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against the Distributor hereunder.

2.	Services and Duties of the Distributor

A.
The Distributor agrees to sell Shares on a best efforts basis as agent for the Funds upon the terms and at the current offering price (plus sales charge, if any) described in the Prospectus. As used in this Agreement, the term “Prospectus” shall mean the current prospectus, including the statement of additional information, as both may be amended or supplemented, relating to the Funds and included in the currently effective registration statement (the “Registration Statement”) of the Funds filed under the Securities Act of 1933, as amended (the “1933 Act”) and the 1940 Act.  The Funds shall in all cases receive the net asset value per Share on all sales.

B.
During the continuous public offering of Shares, the Distributor will hold itself available to receive orders, satisfactory to the Distributor, for the purchase of Shares and will accept such orders on behalf of the Funds. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus.

C.
The Distributor, with the operational assistance of the Funds’ transfer agent, shall make Shares available for sale and redemption through the National Securities Clearing Corporation’s Fund/SERV System.

D.
The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations other than as contained in the Prospectus and any sales literature specifically approved by the Funds.

E.
The Distributor agrees to cooperate with the Funds in the development of all proposed advertisements and sales literature relating to the Fund. The Distributor agrees to review all proposed advertisements and sales literature for compliance with applicable laws and regulations, and shall file with appropriate regulators those advertisements and sales literature it believes are in compliance with such laws and regulations.  The Distributor agrees to furnish to the Trust, upon request of the Board of Trustees or the officers of the Trust, any comments provided by regulators with respect to such materials.  The Distributor agrees to use its best efforts to obtain the approval of the regulators to such materials.

F.
The Distributor , at its sole discretion, may repurchase Shares offered for sale by shareholders of the Funds.  Repurchase of Shares by the Distributor shall be at the price determined in accordance with, and in the manner set forth in the Prospectus.  At the end of each business day, the Distributor shall notify the Trust and its transfer agent, by any appropriate means, of the orders for repurchase of Shares received by the Distributor since the last report, the amount to be paid for such Shares and the identity of the shareholders offering Shares for repurchase.  The Trust reserves the right to suspend such repurchase right upon written notice to the Distributor.  The Distributor will act as agent for the funds to receive and transmit promptly to the fund’s transfer agent, shareholder requests for redemption of shares.

G.
The Distributor may, in its discretion, enter into agreements with such qualified broker-dealers as it may select, in order that such broker-dealers also may sell Shares of the Fund. The form of any dealer agreement shall be approved by the Funds. To the extent there is a sales charge in effect, the Distributor shall pay the applicable sales charge (or portion thereof), or allow a discount, to the selling broker-dealer, as described in the Prospectus.

H.	The Distributor shall devote its best efforts to effect sales of Shares of the Fund but shall not be obligated to sell any certain number of Shares.

I.	The Distributor agrees to advise the Trust promptly in writing of the initiation of any proceedings against it by the SEC or its staff, FINRA or any state regulatory authority.

J.	The Distributor shall prepare reports for the Board of Trustees regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board of Trustees.

3.	Representations and Covenants of The Trust

A.	The Trust hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)
All Shares to be sold by it, including those offered under this Agreement, are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

(5)	The Registration Statement, and Prospectus included therein, have been prepared in conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder; and

(6)
The Registration Statement (at the time of its effectiveness) and any advertisements and sales literature prepared by the Trust or its agent (excluding statements relating to the Distributor and the services it provides that are based upon written information furnished by the Distributor expressly for inclusion therein) shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects.

B.
The Trust, or its agent, shall take or cause to be taken, all necessary action to register Shares of the Fund under the 1933 Act, qualify such shares for sale in such states as the Trust and the Distributor shall approve, and maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated.  The Trust authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

4.	Additional Representations and Covenants of the Distributor

The Distributor hereby represents, warrants and covenants to the Trust, which representations, warranties and covenants shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Distributor in accordance with all requisite action and constitutes a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)	It is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA;

(5)
It: (i) has adopted an anti-money laundering compliance program (“AML Program”) that satisfies the requirements of all applicable laws and regulations; (ii) undertakes to carry out its AML Program to the best of its ability; (iii) will promptly notify the Trust and the Advisor if an inspection by the appropriate regulatory authorities of its AML Program identifies any material deficiency; and (vi) will promptly remedy any material deficiency of which it learns; and

(6)
In connection with all matters relating to this Agreement, it will comply with the requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations.

5.	Compensation

The Distributor shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time).  The Distributor shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by the Distributor in performing its duties hereunder. The Funds shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Funds shall notify the Distributor in writing within 30 calendar days following receipt of each invoice if a Fund is disputing any amounts in good faith. The Funds shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense a Fund is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1 1/2% per month after the due date.  Notwithstanding anything to the contrary, amounts owed by the Trust to the Distributor shall only be paid out of the assets and property of the particular Fund involved.  Such fees and expenses shall be paid to Distributor by the Trust, on behalf of the Funds, from Rule 12b-1 fees payable by the appropriate Fund or, if the Fund does not have a Rule 12b-1 plan, or if Rule 12b-1 fees are not sufficient to pay such fees and expenses, or if the Rule 12b-1 plan is discontinued, or if the Advisor otherwise determines that Rule 12b-1 fees shall not, in whole or in part, be used to pay Distributor, the Advisor shall be responsible for the payment of the amount of such fees and expenses not covered by Rule 12b-1 payments.

6.	Expenses

The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification. The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

7.	Indemnification

A.
The Trust shall indemnify, defend and hold the Distributor and each of its managers, officers, employees, representatives and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”), free and harmless from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) (collectively, “Losses”) that the Distributor Indemnitees may sustain or incur or that may be asserted against a Distributor Indemnitee by any person (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any Prospectus, or in any annual or interim report to shareholders, or in any advertisements or sales literature prepared by the Trust or its agent, or (ii) arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) based upon the Trust’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement; provided, however, that the Trust’s obligation to indemnify the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any advertisement or sales literature in reliance upon and in conformity with written information relating to the Distributor and furnished to the Trust or its counsel by the Distributor for the purpose of, and used in, the preparation thereof.  The Trust’s agreement to indemnify the Distributor Indemnitees is expressly conditioned upon the Trust being notified of such action or claim of loss brought against the Distributor Indemnitees within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Distributor Indemnitees, unless the failure to give notice does not prejudice the Trust; provided, that the failure so to notify the Trust of any such action shall not relieve the Trust from any liability which the Trust may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Trust’s indemnity agreement contained in this Section 7(A).

B.
The Trust shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Trust elects to assume the defense, such defense shall be conducted by counsel chosen by the Trust and approved by the Distributor, which approval shall not be unreasonably withheld.  In the event the Trust elects to assume the defense of any such suit and retain such counsel, the Distributor Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the Trust does not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Trust, or if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Trust and the Distributor Indemnitees, the Trust will reimburse the Distributor Indemnitees for the reasonable fees and expenses of any counsel retained by them.  The Trust’s indemnification agreement contained in Sections 7(A) and 7(B) herein shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitees and shall survive the delivery of any Shares and the termination of this Agreement.  This agreement of indemnity will inure exclusively to the benefit of the Distributor Indemnitees and their successors.  The Trust agrees promptly to notify the Distributor of the commencement of any litigation or proceedings against the Trust or any of its officers or trustees in connection with the offer and sale of any of the Shares.

C.
The Trust shall advance attorneys’ fees and other expenses incurred by any Distributor Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 7 to the maximum extent permissible under applicable law.

D.
The Distributor shall indemnify, defend and hold the Trust and each of its trustees, officers, employees, representatives and any person who controls the Trust within the meaning of Section 15 of the 1933 Act (collectively, the “Trust Indemnitees”), free and harmless from and against any and all Losses that the Trust Indemnitees may sustain or incur or that may be asserted against a Trust Indemnitee by any person (i) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement or any Prospectus, or in any annual or interim report to shareholders, or in any advertisements or sales literature prepared by the Distributor, or (ii) arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statement not misleading, or (iii) based upon the Distributor’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement; provided, however, that with respect to clauses (i) and (ii), above, the Distributor’s obligation to indemnify the Trust Indemnitees shall only be deemed to cover Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any advertisement or sales literature in reliance upon and in conformity with written information relating to the Distributor and furnished to the Trust or its counsel by the Distributor for the purpose of, and used in, the preparation thereof.  The Distributor’s agreement to indemnify the Trust Indemnitees is expressly conditioned upon the Distributor being notified of any action or claim of loss brought against the Trust Indemnitees within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Trust Indemnitees, unless the failure to give notice does not prejudice the Distributor; provided, that the failure so to notify the Distributor of any such action shall not relieve the Distributor from any liability which the Distributor may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, otherwise than on account of the Distributor’s indemnity agreement contained in this Section 7(D).

E.
The Distributor shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Trust, which approval shall not be unreasonably withheld.  In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Trust Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the Distributor does not elect to assume the defense of any such suit, or in case the Trust does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor, or if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Trust Indemnitees and the Distributor, the Distributor will reimburse the Trust Indemnitees for the reasonable fees and expenses of any counsel retained by them.  The Distributor’s indemnification agreement contained in Sections 7(D) and 7(E) herein shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Trust Indemnitees and shall survive the delivery of any Shares and the termination of this Agreement.  This agreement of indemnity will inure exclusively to the benefit of the Trust Indemnitees and their successors.  The Distributor agrees promptly to notify the Trust of the commencement of any litigation or proceedings against the Distributor or any of its officers or directors in connection with the offer and sale of any of the Shares.

F.
The Distributor shall advance attorneys’ fees and other expenses incurred by any Trust Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 7 to the maximum extent permissible under applicable law.

G.	No party to this Agreement shall be liable to the other parties for consequential, special or punitive damages under any provision of this Agreement.

H.
No person shall be obligated to provide indemnification under this Section 7 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of FINRA; provided, however, in such event indemnification shall be provided under this Section 7 to the maximum extent so permissible.

8.	Proprietary and Confidential Information

The Distributor agrees on behalf of itself and its managers, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Distributor may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust.  Records and other information which have become known to the public through no wrongful act of the Distributor or any of its employees, agents or representatives, and information that was already in the possession of the Distributor prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, the Distributor will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, the Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

9.	Records

The Distributor shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. The Distributor agrees that all such records prepared or maintained by the Distributor relating to the services to be performed by the Distributor hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

10.	Term of Agreement; Amendment; Assignment

A.
This Agreement shall become effective with respect to each Fund listed on Exhibit A hereof as of September 1, 2014, and, with respect to each Fund not in existence on that date, on the date an amendment to Exhibit A to this Agreement relating to that Fund is executed.  Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from September 1, 2014.  Thereafter, if not terminated, this Agreement shall continue in effect automatically as to each Fund for successive one-year periods, provided such continuance is specifically approved at least annually by: (i) the Trust’s Board, or (ii) the vote of a “majority of the outstanding voting securities” of a Fund, and provided that in either event, the continuance is also approved by a majority of the Trust’s Board who are not “interested persons” of any party to this Agreement, by a vote cast in person at a meeting called for the purpose of voting on such approval.

B.
Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund: (i) through a failure to renew this Agreement at the end of a term, (ii) upon mutual consent of the parties, or (iii) upon not less than 60 days’ written notice, by either the Trust upon the vote of a majority of the members of the Board of Trustees who are not “interested persons” of the Trust and have no direct or indirect financial interest in the operation of this Agreement, or by vote of a “majority of the outstanding voting securities” of a Fund, or by the Distributor.  The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Trust.  If required under the 1940 Act, any such amendment must be approved by the Board of Trustees, including a majority of the trustees who are not “interested persons” of any party to this Agreement, by a vote cast in person at a meeting for the purpose of voting on such amendment.  In the event that such amendment affects the Advisor, the written instrument shall also be signed by the Advisor.  This Agreement will automatically terminate in the event of its “assignment.”

C.	As used in this Section, the terms “majority of the outstanding voting securities,” “interested person,” and “assignment” shall have the same meaning as such terms have in the 1940 Act.

D.	Sections 7 and 8 shall survive termination of this Agreement.

11.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of the Distributor’s duties or responsibilities hereunder is designated by the Trust by written notice to the Distributor, the Distributor will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by the Distributor under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which the Distributor has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from the Distributor’s personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Trust.

12.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

13.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

14.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict the Distributor from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

15.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

16.	Notices

Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other parties’ respective addresses as set forth below:

Notice to the Distributor shall be sent to:

GFA Securities, LLC
565 5th Avenue
New York, New York 10038

Notice to the Trust shall be sent to:

U.S. Bancorp Fund Services, LLC
Attn:  Trust for Professional Managers – Gerstein Fisher Funds
615 E. Michigan Street
Milwaukee, WI 53202

Notice to the Advisor shall be sent to:

Gerstein, Fisher & Associates, Inc.
100 William Street, Suite 1825
New York, NY 10038

17.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

TRUST FOR PROFESSIONAL MANAGERS
On behalf of its series listed on Exhibit A

By:           /s/ John P. Buckel

Name:      John P. Buckel

Title:        President

GFA SECURITIES, LLC

By:           /s/ Gregg S. Fisher

Name:      Gregg S. Fisher

Title:        President

GERSTEIN FISHER & ASSOCIATES, INC.
(with respect to Section 5 only)

By:           /s/ Gregg S. Fisher

Name:      Gregg S. Fisher

Title:        President

Exhibit A

to the

Distribution Agreement

Fund Names

Separate Series of Trust for Professional Managers

Name of Series	Date Added
Gerstein Fisher Multi-Factor Growth Equity Fund	September 1, 2014
Gerstein Fisher Multi-Factor International Growth Equity Fund	September 1, 2014
Gerstein Fisher Multi-Factor Global Real Estate Securities Fund	September 1, 2014

A-1

Exhibit B

to the

Distribution Agreement

FEE SCHEDULE

Regulatory Distribution Annual Services Per Fund
1 basis point per year for the first $500 million
.5 basis point per year over $500 million
Minimum annual fee:
▪	$7,500/fund

Default sales loads and distributor concession, if applicable, are paid to GFA Securities.

Advertising Compliance Review

▪	FINRA Filings
$____/job for the first 10 pages (minutes if tape or video); $____/page (minute if tape or video) thereafter (includes FINRA filing fee).

▪	Non-FINRA filed materials, e.g. Institutional Use Only, GFA Securities Review Only, Correspondence, etc.
$____/job for the first 10 pages (minutes if tape or video); $____/page (minute if tape or video) thereafter.

▪	FINRA Expedited Filing Service for 3 Day Turnaround
$____ for the first 10 pages (minutes if audio or video); $____/page (minute if audio or video) thereafter. (Comments are faxed. FINRA may not accept expedited request.)

▪
GFA Securities Expedited Review Service for 24 Hour Turnaround – Does not include FINRA filing fee, if applicable $____ for the first 10 pages (minutes if audio or video); $____/page (minute if audio or video) thereafter.

Licensing of Investment Advisor’s Staff (if desired)

▪	$____/year per registered representative

▪	GFA Securities is limited to these licenses for sponsorship: Series 6, 7, 24, 26, 27, 63, 66

▪	$____/FINRA designated branch location

▪	Plus all associated FINRA and State fees for Registered Representatives, including license and renewal fees

Fund Fact Sheets

▪	Design - $____/fact sheet, includes first production

▪	Production - $____/fact sheet per production period

▪	All printing costs are out-of-pocket expenses, and in addition to the design fee and production fee

▪	Web sites, brochures, and other sales support materials – Project priced via GFA Securities proposal

B-1

Out-of-Pocket Expenses

Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:

▪	Typesetting, printing and distribution of Prospectuses and shareholder reports

▪	Production, printing, distribution, and placement of advertising, sales literature, and materials

▪	Engagement of designers, free-lance writers, and public relations firms

▪	Long-distance telephone lines, services, and charges

▪	Postage, overnight delivery charges

▪	FINRA registration fees [To include late U5 charge (if applicable)]

(FINRA advertising filing fees are included in Advertising Compliance Review section above)

▪	Record retention

▪	Travel, lodging, and meals

Fees are billed monthly

Advisor’s signature below acknowledges approval of the fee schedule on this Exhibit B
Gerstein, Fisher & Associates, Inc.

GERSTEIN, FISHER & ASSOCIATES, INC.

By: /s/ Gregg S. Fisher	Date: 8/21/14

Name: Gregg S. Fisher	Title: President

B-2